EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE For more information contact: Jeff Elliott or Geralyn DeBusk Halliburton Investor Relations 972-458-8000

DAVE & BUSTER’S ANNOUNCES FISCAL 2004 GUIDANCE
GIVES UPDATE ON FISCAL 2003 FOURTH QUARTER

DALLAS (January 6, 2004) Dallas - Dave & Buster’s Inc. (NYSE:DAB), a leading operator of upscale restaurant/entertainment complexes, today commented on its expectations for fiscal 2004 and gave an update on its performance for the fourth quarter of the current fiscal year ending on February 1, 2004.

Fiscal 2003 Fourth Quarter Update

Revenues for the fourth quarter, thus far, remain somewhat soft, particularly in the amusement side of the business, with comparable store revenues running down slightly less than 3.0 percent. Party revenues on a comparable store basis remain positive to the prior year at this point in the quarter. As discussed at the end of the third quarter, revenues were impacted by weather in the northeast in the early part of the fourth quarter. We expect revenues to remain negative on a comparable store basis for the fourth quarter. We do, however, expect to achieve earnings per diluted share at the lower end of our previous guidance of $0.77 to $0.85. This estimate excludes the effect of the previously disclosed one-time charges in the second quarter for the costs related to our proxy contest and certain efficiency studies of $0.04 per diluted share.

Fiscal 2004 Outlook

The Company expects earnings per diluted share for the upcoming fiscal year ending on January 30, 2005 to be in the range of $0.89 to $0.93. This calculation assumes that warrants issued in conjunction with the $30 million convertible debt transaction are considered outstanding the entire year. We are increasing our marketing budget for fiscal 2004 by approximately $4 million. This may have a somewhat negative impact on earnings in the first half of the year since the expenditures are more front-loaded. We anticipate that comparable store revenue will be positive by mid-year. We estimate total revenue to be in the range of $374 million to $382 million for the year. Our expected capital expenditures, excluding the cost of the new store at the Santa Anita mall that is expected to open during the third quarter, will be in the range of $21 to $23 million. We anticipate that the outstanding debt at the end of the fiscal year will be approximately $40 million.

The comparable store base will increase at the beginning of the year by three stores to 31, as Cleveland, Hawaii, and Frisco, Texas are added. In addition, we will add the Toronto store to the base in the fourth quarter. This will bring the total comparable store base to 32 by the end of the year.

Celebrating 21 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s leading upscale, restaurant/entertainment concepts with 33 locations throughout the United States and Canada. For more information on the Company, including the latest investor presentation, please visit the Company’s website,www.daveandbusters.com.

“Safe Harbor” Statements Under the Private Securities Litigation Reform Act of 1995

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “believes,” “intends,” “should,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment complexes; our ability to raise and access sufficient capital in the future; changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating result due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.

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